UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2016

COWEN GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
599 Lexington Avenue
New York, NY 10022
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Â	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Â	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Â	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Â	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On November 9, 2016, Cowen Group, Inc. (the “Company”) announced that its Board of Directors has approved a reverse stock split of the Company’s outstanding shares of common stock at a ratio of one-for-four (the “Reverse Stock Split”). The Reverse Stock Split is expected to take effect at 5:00 pm Eastern Time on December 2, 2016 (the “Effective Time”). At the Effective Time, the number of the Company’s authorized shares of Class A and Class B common stock will also be reduced, on a one-for-four basis. The authorized number of shares of the Class A common stock will be reduced from 250,000,000 to 62,500,000 and the authorized number of shares of the Class B common stock will be reduced from 250,000,000 to 62,500,000.
At the Effective Time, every four issued and outstanding shares of the Company’s Class A common stock shall be reclassified and converted into one validly issued, fully paid and non-assessable share of common stock. There are currently no shares of the Company’s Class B common stock outstanding. No fractional shares will be issued as a result of the Reverse Stock Split. Rather, stockholders of fractional shares of the Company’s Class A common stock will receive a cash payment at a price equal to the closing price of the Company’s Class A common stock as of the date of the Reverse Stock Split. The Company’s Class A common stock will continue trading on the NASDAQ Global Market under the symbol “COWN” but will be assigned a new CUSIP number.
On November 9, 2016, the Company issued a press release announcing the Reverse Stock Split, attached hereto as Exhibit 99.1 hereto and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1 Press Release announcing reverse stock split, dated November 9, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Dated: November 9, 2016                By:     /s/ Owen S. Littman
Name:    Owen S. Littman
Title:     General Counsel

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